Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of May 14, 2007, by and between 21st Century Insurance Group, a Delaware corporation (the “Company”), American International Group, Inc., a Delaware corporation (“Parent”) and Bruce W. Marlow (“Executive”).

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer, and is party to a Retention Agreement with the Company dated as of September 14, 2005 (the “Retention Agreement”) and covered by the Company’s Executive Severance Plan (the “ESP”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Parent, dated as of the 15th day of May, 2007, (the “Merger Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Executive is expected to dispose of Executive’s ownership interest in the Company; and

WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive’s employment as President, AIG 21st Direct Auto (as defined in Section 4(a) of this Agreement) under the terms of a new employment agreement on the terms set forth herein, which shall supersede the Retention Agreement and the ESP; and

WHEREAS, Executive is willing to enter into such agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1.             Term of Employment. Subject to the provisions of Section 9 of this Agreement, this Agreement shall be effective for a term commencing as of the Effective Time as defined in the Merger Agreement (the “Effective Date”) and ending on December 31, 2009 (the “Employment Term”).  If a Closing (as defined in the Merger Agreement) and the Effective Date have not occurred by the close of business on December 31, 2007, this Agreement will be null and void and Executive will retain full rights under the Retention Agreement and the ESP.

2.             Position.

(a)           Executive shall serve as President, AIG 21st Direct Auto. In such position, Executive’s duties shall consist of (i) overseeing the integration of the Company and AIG Direct into AIG 21st Direct Auto (both as defined below); (ii) helping to design and implementing strategies designed to achieve AIG 21st Direct Auto’s short-term and long-term goals consistent with current Company goals; (iii) managing AIG 21st Direct Auto’s staff, including marketing, product management, actuarial, government affairs, sales and service, claims, IT, internal control, legal, accounting, and ancillary personnel, the hiring and firing of company personnel, all subject to reporting lines imposed generally on subsidiaries of Parent (decisions involving senior positions would include discussions with the Executive Vice President – Domestic Personal Lines of Parent ); (iv) preparing AIG 21st Direct Auto’s annual budgets for approval by Parent’s management (and managing to that budget and modifying the business plan as necessary); (v) maintaining controls to assure the accuracy of AIG 21st Direct Auto’s reported financial results and adherence to Parent’s protocols; and (vi) such other duties as the Board and Executive may agree upon from time to time.  Executive shall report to the Executive Vice President – Domestic Personal Lines of Parent, or any successor to such position.

(b)           During the Employment Term, Executive will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, or serve on any board of directors or trustees of any business corporation or any charitable or not-for-profit organization, without the prior written consent of the Board of Directors of the Company (the “Board”).  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive (i) from managing his personal, financial and legal affairs, or (ii) continuing to serve as a Director of the Los Angeles Philharmonic.

(c)           The Company may require Executive to undertake reasonable business travel as necessary to implement the integration of the Company with Parent and manage the combined entity.  The Company will fully reimburse Executive for travel expenses (air travel, ground transportation, hotel, meals, etc.) incurred in the performance of Executive’s duties, in accordance with the Company’s policies.  Executive will be entitled to first class air travel.

(d)           The Company will: (i) reimburse Executive in accordance with the policies of the Company for any reasonable relocation expenses of Executive, if the Company requires him to relocate from his Southern California residence pursuant to his duties, and (ii) pay and/or reimburse Executive for any reasonable security expenses, consistent with past practices of the Company.

3.             Base Salary.  During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $950,000, payable in regular installments in accordance with the Company’s usual payroll practices. During the Employment Term, the Company shall review the Base Salary annually and may increase the Base Salary (but may not decrease the Base Salary), and the term “Base Salary” shall refer to such increased amount.

4.             Annual and Incentive Bonus.

(a)           During the Employment Term, Executive shall be eligible to receive an annual cash bonus in respect of each full or partial fiscal year of the Company of between 0% to 200% of Base Salary (with a STI target percentage pursuant to the Company’s Short Term Incentive Plan as in effect at the date of this Agreement (“Target Bonus Percentage”) of 100% of Base Salary), as determined in the sole discretion of the Company, subject to any applicable approval of the Compensation and Management Resources Committee of the Board of Directors of Parent (the “Compensation Committee”) (such annual cash bonus, the “Annual Bonus”). Notwithstanding the foregoing, the Annual Bonus received for the 2007 fiscal year will be no less than $950,000, provided that Executive is employed by the Company as of December 31, 2007.  For the 2007 fiscal year, Executive’s bonus shall be based on the performance criteria in the Company’s Short Term Incentive Plan, applied to the results of the combined entity of the Company and the profit center of Parent’s subsidiaries called “AIG Direct” (“AIG Direct”) that conducts the business of direct-to-consumer automobile insurance and sale of other ancillary personal lines insurance products (AIG Direct does not include Agency Auto or Private Client Group) (the combined entity, “AIG 21st Direct Auto”).  The Company will pay the Annual Bonus for 2007 described above to Executive in cash no later than March 31, 2008.  For the 2008 and 2009 fiscal years, and provided that Executive is employed by the Company at the time of payment of the Annual Bonus, Executive’s Target Bonus Percentage will be no less than 100% of $950,000. For the 2008 and 2009 fiscal years, Executive’s bonus shall be based on the performance criteria in the Company’s Short Term Incentive Plan as applicable at the date of this Agreement, applied to the results of AIG 21st Direct Auto, unless the Company’s Short Term Incentive Program is superseded by a bonus plan of Parent or as otherwise agreed between the Company and Executive.

(b)           If Executive remains employed by the Company on the first anniversary of the Effective Date, then the Company shall pay to Executive in a lump sum within ten (10) business days thereafter, an amount (the “Retention Bonus”) equal to the greater of (I) $2,850,000 or (II) the sum of (x) 1.5 times the Base Salary (at the rate in effect immediately prior to the first anniversary of the Effective Date) and (y) 1.5 times the last annual cash bonus paid by the Company during Executive’s employment.

5.             Long-Term and Equity-Based Incentives.

(a)           On date of the first Compensation Committee meeting following the Effective Date, the Company and Parent shall recommend that Executive be granted options with respect to such number of Parent’s shares of Parent’s common stock having a value as of the date of grant of $1,165,000, as determined in the sole discretion of the Compensation Committee (any grant of options pursuant to this Section 5(a), “Options”).  For the 2008 and 2009 fiscal years, the Company and Parent shall recommend that Executive be granted options with respect to such number of Parent’s shares of Parent’s common stock with a value as of the date of grant of not less than $1,165,000, as determined in the sole discretion of the Compensation Committee. Any such grant is subject to the terms and conditions of the stock option plan and the agreement governing the grant;

(b)           On the date of the first Compensation Committee meeting following the Effective Date, the Company and Parent shall recommend that Executive be granted 17,500 Performance Units with respect to Parent’s Partners Plan for the 2007-2008 performance period (any grant of Performance Units pursuant to this Section 5(b), “Partners Units”). The Company and Parent shall recommend that Executive be granted at least 17,500 Performance Units with respect to Parent’s Partners Plan for each of the 2008-2009 and 2009-2010 performance periods at the time when grants are made for such performance periods. Any such grant is subject to the terms and conditions of the applicable plan and agreement governing such grant;

(c)           On the date of the first Compensation Committee meeting following the Effective Date, the Company and Parent shall recommend that Executive be granted 250 Senior Partner units with respect to Parent’s Senior Partners Plan for the 2005-2007 performance period (any grant of Senior Partner units pursuant to this Section 5(c), “Senior Partners Units”). The Company and Parent shall recommend that Executive be granted at least 250 Senior Partner units with respect to Parent’s Senior Partners Plan for each of the 2006-2008 and 2007-2009 performance periods at the time when grants are made for such performance periods. Any such grant is subject to the terms and conditions of the applicable plan and agreement governing such grant; and

(d)           On the date of the first Compensation Committee meeting following the Effective Date, the Company and Parent shall recommend that Executive be granted an award of Restricted Stock Units with respect to shares of Parent’s common stock that is sufficient to replace the value (as determined by the Company in its sole discretion) of Executive’s outstanding stock options and awards of restricted stock from the Company that would, but for the Merger, have vested beyond the first anniversary of the Effective Date. Such value will be based on the fair market value of Parent’s common stock at the Effective Date, will vest three years from the date of grant and will be otherwise subject to the terms and conditions of the applicable plan and agreement governing such grant.

6.             Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than any severance or change-in-control plan) pursuant to the terms and conditions of the applicable plans.

7.             Vacation. Executive shall be entitled to four (4) weeks annual paid vacation in accordance with the vacation policy of the Company.

8.             Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policy.

9.             Termination. Notwithstanding any other provision of the Agreement:

(a)           For Cause by the Company. Executive’s employment may be

terminated at any time prior to the end of the Employment Term by the Company for Cause upon delivery of a “Notice of Termination” (as defined in Section 9(f)) by the Company to Executive.  For purposes of this Agreement, “Cause” shall mean, whether occurring prior to, or on or after the Effective Date, (i) Executive’s continued failure to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of ten (10) days after a written demand for substantial performance of duties is delivered to Executive by the Board, which specifically (x) identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and (y) suggests corrective action, (ii) Executive’s intentional misconduct or gross negligence in connection with Executive’s duties, or an act of fraud or material act of dishonesty by Executive, (iii) Executive’s material violation of a material provision of Parent’s Code of Conduct, as such code of conduct or its equivalent policies may be in effect from time to time, (iii) conviction of, or entry of a plea of guilty or no contest by Executive with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element, or (iv) any material failure by Executive to comply with a material provision of Section 10 of this Agreement.

If Executive is terminated for Cause pursuant to this Section 9(a), he shall be entitled to receive his Base Salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination. If Executive is terminated for Cause pursuant to Section 9(a)(i), he shall be entitled to continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a thirty-six (36) month period following the date of Executive’s termination of employment, on the same basis as such benefits were provided during Executive’s employment with the Company; provided, that Executive shall reimburse the Company for the COBRA-equivalent costs of such coverage and the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer, and he shall have no further rights to any compensation (including any Base Salary, Annual Bonus (including any Annual Bonus that has been declared but not yet paid), Retention Bonus, Options, Partners Units, Senior Partners Units or any long-term or equity-based compensation awards or any other benefits under this Agreement). For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act. All

other benefits, if any, due Executive following Executive’s termination of employment for Cause pursuant to this Section 9(a) shall be determined in accordance with the plans, policies and practices of Parent; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company or Parent.

(b)           Disability or Death. Executive’s employment prior to the end of the Employment Term shall terminate immediately upon Executive’s death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”). Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (i) his Base Salary through the last day of the payroll period during which such termination occurs; (ii) any unpaid Annual Bonus for any fiscal year preceding the year in which the termination occurs; and (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination (the sum of (i), (ii) plus (iii), the “Accrued Obligations”), and (iv) continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a thirty-six (36) month period following the date of Executive’s termination of employment, on the same basis as such benefits were provided during Executive’s employment with the Company; provided, that Executive shall reimburse the Company for the COBRA-equivalent costs of such coverage and the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer. Other than as set forth in the immediately following sentence, Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Base Salary, Annual Bonus, Retention Bonus, Options, Partners Units, Senior Partners Units or any long-term or equity-based compensation awards) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the equity compensation plans of Parent; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company or Parent.

(c)           Without Cause by the Company or for Good Reason by Executive.  Executive’s employment may be terminated prior to the end of the Employment Term by the Company without Cause (other than by reason of Executive’s Disability) following the delivery by the Company of a Notice of Termination to Executive, or by Executive for Good Reason following the delivery by Executive of a Notice of Termination to the Company. The expiration of the Employment Term on December 31, 2009 shall not be considered a termination without Cause under this Agreement or otherwise result in the payment of severance or post-employment benefits pursuant to Section 9(c) of this Agreement if Executive is not otherwise terminated pursuant to Section 9(c) of this Agreement prior to such date. If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Executive for Good Reason within the period commencing on the first anniversary of the Effective Date and ending on December 31, 2009, Executive shall be entitled to receive:

(i)            within five (5) business days following termination, a lump sum payment in an amount equal to the Accrued Obligations;

(ii)           subject to Executive’s continued compliance with Section 10 of this Agreement, an amount (as “Severance”) equal to the greater of (I) $2,850,000 or (II) the sum of (x) 1.5 times the Base Salary (at the rate in effect immediately prior to termination) and (y) 1.5 times the last annual cash bonus paid by the Company during Executive’s employment.  The Severance shall be payable in equal monthly installments (each, a “Severance Installment”) over the twelve (12) month period commencing no earlier than the second of the Company’s standard payroll dates falling after such termination; provided, however, that, if necessary to avoid the application of Section 409A of the Code to the Severance, Executive shall not receive any installment payment until the first scheduled payroll date that occurs more than six months following the date of termination of employment (the “First Payment Date”), and, on the First Payment Date, the Company will pay Executive an amount equal to the sum of all Severance Installments that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A; and

(iii)          continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a thirty-six (36) month period following the date of Executive’s termination of employment, on the same basis as such benefits were provided during Executive’s employment with the Company; provided, that Executive shall reimburse the Company for the COBRA-equivalent costs of such coverage and the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer.

If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Executive for Good Reason during the period commencing on the Effective Date and ending on the date preceding the first anniversary of the Effective Date, Executive shall be entitled to receive:

(i)            within five (5) business days following termination, a lump sum payment in an amount equal to the Accrued Obligations;

(ii)           subject to Executive’s continued compliance with Section 10 of this Agreement, an amount (as “Severance”) equal to the greater of (I) $5,700,000 or (II) the sum of (x) 3 times the Base Salary (at the rate in effect immediately prior to termination) and (y) 3 times the last annual cash bonus paid by the Company during Executive’s employment.  The Severance Installments shall be payable in equal monthly installments over the twelve (12) month period commencing no earlier than the second of the Company’s standard payroll dates falling after such termination; provided, however, that, if necessary to avoid the application of Section 409A of the Code to the Severance, Executive shall not receive any installment payment until the First Payment Date and, on the First Payment Date, the Company will pay Executive an amount equal to the sum of all Severance Installments that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A; and

(iii)          continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a thirty-six (36) month period following the date of Executive’s termination of employment, on the same basis as such benefits were provided during Executive’s employment with the Company; provided, that Executive shall reimburse the Company for the COBRA-equivalent costs of such coverage and the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer.

Notwithstanding anything to the contrary in this Agreement, no further payments or benefits shall be due under this Section 9(c) if, at any time after Executive’s employment is terminated pursuant to this Section 9(c) and prior to the time when any payment is made or benefit provided pursuant to this Section 9(c), the Board determines that grounds existed, on or prior to the date of termination of Executive’s employment with the Company, including prior to the Effective Date, for the Company to terminate Executive’s employment for Cause; provided, however, that, Executive shall in all events be entitled to receive his Base Salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination.

Executive shall have no rights to any further compensation (including any Base Salary, Annual Bonus, Retention Bonus, Options, Partners Units, Senior Partners Units or any long-term or equity-based compensation awards) or any other benefits under this Agreement following a termination of employment pursuant to this Section 9(c). All other benefits, if any, due Executive following a termination pursuant to this Section 9(c) shall be determined in accordance with the equity compensation plans of Parent; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company or Parent. Executive and the Company acknowledge that any payments and benefits provided to Executive under clauses (ii) through (iii) of this Section 9(c) relate solely to services rendered by Executive to the Company on and after the Effective Date.

For purposes of this Agreement, “Good Reason” means:

(i)            any change in the duties or responsibilities (including reporting responsibilities) of Executive with respect to AIG 21st Direct Auto that is inconsistent in any material and adverse respect with Executive’s position, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur pursuant to this clause (i) solely on account of the Company no longer being a publicly traded entity or on account of any change to Executive’s duties as a result of his physical or mental incapacity;

(ii)           a material and adverse change in Executive’s titles or offices (including his position as President, AIG 21st Direct Auto) with the Company; provided, however, that Good Reason shall not be deemed to occur pursuant to this clause (ii) on account of any change to Executive’s titles or offices as a result of his physical or mental incapacity;

(iii)          any failure by Compensation Committee to follow in their entirety, at the first Compensation Committee meeting following the Effective Date, all of the recommendations of the Company and Parent as to the grants of the, and to actually grant all of the, Options, Partners Units, Senior Partners Units, and Restricted Stock Units specified in Section 5; or

(iv)          any material breach of this Agreement by the Company.

provided that, a termination by Executive with Good Reason shall be effective only if, within thirty (30) days following Executive’s first becoming aware of the circumstances giving rise to Good Reason, Executive delivers a Notice of Termination for Good Reason by Executive to the Company, and the Company within thirty (30) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(d)           Termination by Executive without Good Reason. Executive’s employment may be terminated prior to the end of the Employment Term by Executive without Good Reason following the delivery of a Notice of Termination to the Company. Upon a termination by Executive pursuant to this Section 9(d), Executive shall be entitled to (i) his Base Salary through the date of such termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Parent policy through the date of Executive’s termination, and (ii) continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a thirty-six (36) month period following the date of Executive’s termination of employment, on the same basis as such benefits were provided during Executive’s employment with the Company; provided, that Executive shall reimburse the Company for the COBRA-equivalent costs of such coverage and the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer, and he shall have no rights to any further compensation (including any Base Salary, Annual Bonus, Retention Bonus, Options, Partners Units, Senior Partners Units or any long-term or equity-based compensation awards) or any other benefits under this Agreement. All other benefits, if any, due Executive following termination pursuant to this Section 9(d) shall be determined in accordance with the plans, policies and practices of Parent; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(e)           Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under Section 9(c) of this Agreement are conditional upon and subject to Executive’s execution of a general release and waiver, substantially in the form attached as Exhibit A hereto, of all claims Executive may have against Parent, the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.

(f)            Notice of Termination. Any purported termination of employment by the Company or Executive, other than any termination due to Executive’s death, shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 13(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination, which date, in the event of a termination by Executive pursuant to Section 9(d), shall be no less than sixty (60) days following the delivery of a Notice of Termination; provided, however that the Company can elect to waive the sixty (60) day notice required and require Executive’s employment to terminate immediately upon written notice to Executive; and provided, further, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 13(i).

(g)           Continuation of Employment; Termination On or After Expiration of Employment Term. Except as otherwise provided in this Agreement or the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company. The expiration of the Employment Term on December 31, 2009 shall not be cause for the payment of severance or post-employment benefits pursuant to this Agreement if Executive is not otherwise terminated pursuant to Section 9 of this Agreement prior to such date. If Executive’s employment is continued after December 31, 2009, nothing in this Agreement shall be construed as limiting, prohibiting or guaranteeing his participation in any compensation, severance, or benefit plan from and after January 1, 2010, subject to the terms of such plans.

10.           Restrictive Covenants.

(a)           Non-Competition/Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, Parent and their subsidiaries and accordingly agrees as follows:

(i)            While employed by the Company and for a period of twelve (12) months following the date Executive ceases to be employed by the Company,  (the “Restricted Period”), Executive will not directly or indirectly (u) engage in any “Competitive Business” (defined below) for Executive’s own account, (v) enter the employ of, or render any services to, any person engaged in any Competitive Business, (w) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (x) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of, or consultants to, the Company, (y) solicit, contact, communicate or attempt to communicate with, regarding products or services offered or proposed to be offered by the Company (if such products are in the development stage while Executive is employed by the Company), any customer or client or prospective customer or prospective client of the Company (for purposes of this Section 10, “customer or client” shall not include insurance brokers) or (z)

regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant or agent of the Company (or who was an employee of the Company within the prior 12 months) to terminate his or her employment or other relationship with the Company or to leave its employ or other relationship with the Company for any engagement in any capacity or for any other person or entity.

(ii)           For purposes of Section 10(b), (c), and (d), the Company shall be construed to include the Company, Parent and each of their subsidiaries and affiliates. For purposes of Section 10(a)(i), the Company shall mean AIG 21st Direct Auto and shall, to the extent relevant, include any employees, consultants or agents of Parent or its subsidiaries and affiliates who Executive comes into contact with as a result of his employment.

(iii)          For purposes of this Section 10, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the personal auto insurance business.

(iv)          Notwithstanding anything to the contrary in the Agreement, Executive may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(v)           Executive understands that the provisions of this Section 10(a) may limit his ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to Executive. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 10(a) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(vi)          It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 10(a) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 10(a) or elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(b)           Nondisparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers, directors or managers of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding. The Company agrees to instruct its directors and executives not to (whether during or after Executive’s employment with the Company) issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about Executive other than to the extent reasonably necessary in order to (i) assert a bona fide claim against Executive arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.  Notwithstanding the foregoing, nothing in this or any other section of this Agreement is intended to discourage or in any way limit Executive’s responsibility under the Sarbanes Oxley Act or similar local, state or federal laws or regulations concerning the identification or reporting of any fraud, financial reporting issue or other violation of law.

(c)           Confidentiality/Company Property. Executive shall not, without the prior written consent of the Company, during and after his employment with the Company use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company, or any “Personal Information” (as defined below); provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 10(c), (i) “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) and (ii) “Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company. Upon termination of Executive’s employment with the Company, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

(d)           Cooperation. During the Employment Term and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. The Company agrees to cooperate with the Executive in the same manner as described above.

(e)           Clawback.  If Executive breaches Section 10(a) of this Agreement, the Company may demand that Executive repay to the Company, and upon such demand Executive shall repay to the Company, the gross amount of the Severance Installments made by the Company to Executive pursuant to Section 9(c) of this Agreement.

11.           Enforcement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 10 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing the Severance Installments to Executive pursuant to Section 9 of this Agreement upon a determination by the Company that Executive has violated any provision of Section 10 of this Agreement.

12.           Indemnification. At all times during and after the Employment Term, the Company shall indemnify Executive to the fullest extent permitted by the laws of the state of Delaware for all actions or omissions taken or made by Executive (whether before or after the date of this Agreement) in his service to the Company or its affiliated entities for which Executive has performed or does perform services at the request of the Company, including, to the fullest extent indemnification of an officer by a corporation is allowed by Delaware law, the advancement to Executive of all reasonable attorneys’ costs and expenses incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company, within twenty (20) calendar days after receipt by the Company of a written request from Executive for such advance. Executive’s request for advancement of attorneys’ costs and expenses pursuant to the preceding sentence shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. Any determination required to be made with respect to whether Executive’s conduct complies with the standards set forth under Delaware law shall be made by independent counsel selected by Executive (such independent counsel to be reasonably acceptable to the Company).

13.           Miscellaneous.

(a)           GOVERNING LAW. EXCEPT ONLY WITH RESPECT TO EXECUTIVE’S RIGHT TO INDEMNIFICATION UNDER SECTION 12 (AS TO WHICH DELAWARE LAW APPLIES IN THE FIRST INSTANCE), THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF CALIFORNIA.

(b)           Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, and, without limiting the effect of the foregoing, specifically supersedes the Retention Agreement, the Company’s Short Term Incentive Plan and the Company’s Executive Severance Plan. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto. Sections 9, 10, 11 , 12 and 13 of this Agreement shall survive the termination of Executive’s employment with the Company, to the extent specifically stated therein. Notwithstanding the foregoing, nothing in this Agreement shall affect Executive’s entitlements pursuant to the Company’s Supplemental Executive Retirement Plan.

(c)           Jurisdiction and Choice of Forum.  EXECUTIVE AND THE COMPANY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF LOS

ANGELES OVER ANY CONTROVERSY OR CLAIM BETWEEN EXECUTIVE AND THE COMPANY ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT OR ANY ASPECT OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT (together, an “Employment Matter”).  Both Executive and the Company (i) acknowledge that the forum stated in this Section 13(c) has a reasonable relation to this Agreement and to the relationship between Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 13(c) in the forum stated in this Section 13(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 13(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on Executive and the Company.  However, nothing in this Agreement precludes Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 13(c).

(d)           WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, EXECUTIVE AND THE COMPANY WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY EMPLOYMENT MATTER.

(e)           No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)            Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g)           No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(h)           Successors.

(i)            This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(ii)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such assumption occurs by operation of law. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(i)            Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to Executive, to the address as shall most currently appear on the records of the Company

With a copy to:

Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, OH  44114-1291
Fax: 216-566-5800
Attn: Roy L. Turnell, Esq.

If to the Company, to:

American International Group, Inc.
70 Pine Street
New York, NY 10270
Fax: 212-425-2175
Attn: General Counsel

With a copy to:

21st Century Insurance Group
6301 Owensmouth Avenue
Woodland Hills, CA 91367
Fax: 818-704-3737
Attn: General Counsel

With a further copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attn: Marc R. Trevino, Esq.
Fax: 212-558-3345

(j)            Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k)           Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Bruce W. Marlow
Bruce W. Marlow

21ST CENTURY INSURANCE GROUP

/s/ Michael J. Cassanego
Name: Michael J. Cassanego
Title: Senior Vice President and General Counsel

AMERICAN INTERNATIONAL GROUP, INC.

/s/ Brian T. Schreiber
Name: Brian T. Schreiber
Title: Senior Vice President Strategic Planning

EXHIBIT A

A                                      RELEASE OF CLAIMS

1.                                       Release of Claims

In partial consideration of the payments and benefits described in Section 9(c) of the employment agreement (the “Employment Agreement”), dated May   , 2007, by and between Bruce W. Marlow (“Executive”), 21st Century Insurance Group (the “Company”) and American International Group, Inc. (“Parent”), to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, subject to the following three sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company, Parent, or any of their subsidiary companies, shareholders, successors, assigns, directors, officers, partners, members, employees or agents, or any benefit plan sponsored by such company (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the right to enforce the Employment Agreement (the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy. Nothing herein modifies or affects any vested rights that Executive may have under the American International Group, Inc. Retirement Plan, the Company’s Supplemental Executive Retirement Plan, any 401(k) or other incentive savings plan, or with respect to any equity compensation or other benefit plans.

2.                                       Proceedings

Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

3.                                       Time to Consider

Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.                                       Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA), in writing to the General Counsel of the Company and with a copy to the General Counsel of Parent, and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 9 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.                                       No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.                                       General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.                                       Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles.

8.                                       Jurisdiction and Choice of Forum

Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Los Angeles over any controversy or claim between Executive and the Company arising out of or relating to or concerning this Release.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE	Bruce W. Marlow